September 28, 2012

Board of Directors

CAM Group, Inc.

Jixing Building, 151 Shengli Avenue North

Shijiazhuang, Hebei Province

P.R. China

Re: Resignation of Yichuan Wang as Chief Executive Officer

Dear Board of Directors:

Please be advised that I, Yichuan Wang, do hereby resign from the position Chief Executive Officer of CAM Group, Inc. (f/k/a RT Technologies, Inc.) (the "Company"). This resignation is effective immediately. I will continue to serve as a Director of the Company.

I am resigning in order to allow for the appointment of Ms. Kit Ka to the position of Chief Executive Officer and not due to any disagreement on any matter relating to the operations, policies, or practices of the Company.

Very truly yours,

Yichuan Wang